As filed with the Securities and Exchange Commission on March 30, 2005
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934
TreeHouse Foods, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2311383
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
c/o Dean Foods Company
2515 McKinney Avenue, Suite 1200
Dallas, Texas 75201
(Address of Principal Executive Offices — Zip Code)
(214) 303-3400
(Registrant’s Telephone Number, Including Area Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered

Common Stock, $0.01 Par Value Per Share Preferred Stock Purchase Rights	New York Stock Exchange, Inc. New York Stock Exchange, Inc.
Securities to be registered pursuant to Section 12(g) of the Act:
None

TREEHOUSE FOODS, INC.
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
AND ITEMS OF FORM 10

I.	INFORMATION INCLUDED IN THE INFORMATION STATEMENT AND INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT ON FORM 10
          Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item No.	Caption	Location in Information Statement

1.	Business	“Summary,” “Risk Factors,” “The Distribution,” “Our Relationship with Dean Foods After the Distribution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Properties,” and “Where You Can Find More Information.”
2.	Financial Information	“Summary,” “Risk Factors,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Combined Financial Statements and Schedule” including the Combined Financial Statements and Schedule.
3.	Properties	“Our Business and Properties.”
4.	Security Ownership of Certain Beneficial Owners and Management	“Ownership of Our Stock.”
5.	Directors and Executive Officers	“Management” and “Executive Compensation.”
6.	Executive Compensation	“Executive Compensation.”
7.	Certain Relationships and Related Transactions	“Our Relationship with Dean Foods After the Distribution,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Transactions.”
8.	Legal Proceedings	“Our Business and Properties — Legal Proceedings.”
9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	“Summary,” “The Distribution,” “Dividend Policy” and “Description of Our Capital Stock.”
11.	Description of Registrant’s Securities to be Registered	“Description of Our Capital Stock.”
12.	Indemnification of Directors and Officers	“Limitation of Liability and Indemnification of Our Officers and Directors.”
13.	Financial Statements and Supplementary Data	“Summary,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Combined Financial Statements and Schedule” including the Combined Financial Statements and Schedule.

Item No.	Caption	Location in Information Statement

15.	Financial Statements and Exhibits	“Index to Combined Financial Statements and Schedule,” including the Combined Financial Statements and Schedule.
          (a) List of Combined Financial Statements and Schedule. The following Combined Financial Statements and Schedule are included in the information statement and filed as part of this Registration Statement:

Report of Independent Registered Public Accounting Firm.

TreeHouse Foods, Inc. Combined Balance Sheets as of December 31, 2004 and December 31, 2003.

TreeHouse Foods, Inc. Combined Statements of Income for the Years Ended December 31, 2004, 2003 and 2002.

TreeHouse Foods, Inc. Combined Statements of Parent’s Net Investment for the Years Ended December 31, 2004, 2003 and 2002.

TreeHouse Foods, Inc. Combined Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002.

Notes to Combined Financial Statements for the Years Ended December 31, 2004, 2003 and 2002.

Schedule II — Valuation and Qualifying Accounts.
          (b) Exhibits. The following documents are filed as exhibits hereto:

Exhibit
No.		Exhibit Description

2	.1*	Form of Distribution Agreement
3	.1*	Restated Certificate of Incorporation of TreeHouse Foods, Inc.
3	.2*	Amended and Restated By-Laws of TreeHouse Foods, Inc.
4	.1*	Form of TreeHouse Foods, Inc. Common Stock Certificate
4.2		Stockholders Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc., Dean Foods Company, Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh.
4	.3*	Form of Rights Agreement between TreeHouse Foods, Inc. and , as rights agent
4	.4*	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (attached as an Exhibit to the Rights Agreement filed as Exhibit 4.3 hereto)
4	.5*	Form of Rights Certificate (attached as an Exhibit to the Rights Agreement filed as Exhibit 4.3 hereto)
10	.1†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Sam K. Reed
10	.2†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and David B. Vermylen
10	.3†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and E. Nichol McCully
10	.4†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Thomas E. O’Neill
10	.5†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Harry J. Walsh
10.6		Form of Subscription Agreement
10	.7*	2005 Long-Term Stock Incentive Plan

Exhibit
No.		Exhibit Description

10	.8*	Tax Matters Agreement
10	.9*	Trademark License Agreement between Dean Foods Company and TreeHouse Foods, Inc.
21	.1*	List of Subsidiaries
99.1		Information Statement of TreeHouse Foods, Inc., subject to completion dated March 30, 2005
99.2		Consent of Sam K. Reed
99.3		Consent of Gregg L. Engles

*	To be filed by amendment.

†	Management contract or compensatory plan or arrangement.

II.	INFORMATION NOT INCLUDED IN THE INFORMATION STATEMENT

Item 10.	Recent Sales of Unregistered Securities.
          On January 27, 2005, TreeHouse Foods, Inc. (“TreeHouse”) entered into a series of subscription agreements with Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh, pursuant to which these individuals and certain family trusts affiliated with these individuals purchased an aggregate of 2,000 shares of our common stock, par value $.01 per share, representing approximately 1.7% of our outstanding common stock, for an aggregate purchase price of $10.0 million. The sales of these securities were exempt from registration under Section 4(2) of the Securities Act. The remaining 118,000 shares of TreeHouse’s common stock, representing approximately 98.3% of the outstanding common stock of TreeHouse, are held indirectly by Dean Foods.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
          None.

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TreeHouse Foods, Inc.

By:	/s/ Sam K. Reed

Sam K. Reed
Chief Executive Officer
Date: March 30, 2005

INDEX TO EXHIBITS

Exhibit No.		Exhibit Description

2	.1*	Form of Distribution Agreement
3	.1*	Restated Certificate of Incorporation of TreeHouse Foods, Inc.
3	.2*	Amended and Restated By-Laws of TreeHouse Foods, Inc.
4	.1*	Form of TreeHouse Foods, Inc. Common Stock Certificate
4.2		Stockholders Agreement, dated January 27, 2005, by and between, TreeHouse Foods, Inc., Dean Foods Company, Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh.
4	.3*	Form of Rights Agreement between TreeHouse Foods, Inc. and , as rights agent
4	.4*	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (attached as an Exhibit to the Rights Agreement filed as Exhibit 4.3 hereto)
4	.5*	Form of Rights Certificate (attached as an Exhibit to the Rights Agreement filed as Exhibit 4.3 hereto)
10	.1†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Sam K. Reed
10	.2†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and David B. Vermylen
10	.3†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and E. Nichol McCully
10	.4†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Thomas E. O’Neill
10	.5†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Harry J. Walsh
10.6		Form of Subscription Agreement
10	.7*	2005 Long-Term Stock Incentive Plan
10	.8*	Tax Matters Agreement
10	.9*	Trademark License Agreement between Dean Foods Company and TreeHouse Foods, Inc.
21	.1*	List of Subsidiaries
99.1		Information Statement of TreeHouse Foods, Inc., subject to completion dated March 30, 2005
99.2		Consent of Sam K. Reed
99.3		Consent of Gregg L. Engles

*	To be filed by amendment.

†	Management contract or compensatory plan or arrangement.